As filed with the Securities and Exchange Commission on February 10, 2016

Registration No. 333-109145

Registration No. 333-127726

Registration No. 333-162434

Registration No. 333-165757

Registration No. 333-175019

Registration No. 333-207867

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-109145

Post-Effective Amendment No. 2 to Form S-8 Registration Statement No. 333-127726

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-162434

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-165757

Post-Effective Amendment No. 2 to Form S-8 Registration Statement No. 333-175019

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-207867

UNDER THE SECURITIES ACT OF 1933

OCATA THERAPEUTICS, INC.

(Exact Name of Registrant as specified in its charter)

Delaware	33 Locke Drive Marlborough, MA 01752	87- 0656515
(State or other jurisdiction of incorporation or organization)	(Address including zip code of Principal Executive Offices)	(I.R.S. Employer Identification No.)

Ocata Therapeutics, Inc. 2014 Stock Option and Incentive Plan

First Amendment to the Ocata Therapeutics, Inc. 2014 Stock Option and Incentive Plan

Advanced Cell Technology, Inc. 2005 Stock Incentive Plan

A.C.T. Holdings, Inc. 2005 Stock Incentive Plan

Advanced Cell Technology, Inc. 2004 Stock Option Plan

Advanced Cell Technology, Inc. 2004 Stock Option Plan II

(Full title of the plans)

Yoshihiko Hatanaka

President & Chief Executive Officer

Astellas Pharma Inc.

2-5-1, Nihonbashi-Honcho, Chuo-ku

Tokyo 103-8411, Japan

+(81)-3-3244-3000

(Name, address and telephone number, including area code, of agent for service)

Copies to:

Andrew H. Goodman

Goodwin Procter LLP

The New York Times Building

620 Eighth Avenue

New York, NY 10018

(212) 813-8800

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment (this “Post-Effective Amendment”) relates to the following Registration Statements on Form S-8 (collectively, the “Registration Statements”) filed by Ocata Therapeutics, Inc., a Delaware corporation (the “Company”) with the Securities and Exchange Commission (the “Commission”):

•	Registration Statement No. 333-207867, filed with the Commission on November 6, 2015, pertaining to the registration of the offering of shares of common stock, par value $0.01 per share, of the Company (“Shares”) under the Ocata Therapeutics, Inc. 2014 Stock Option and Incentive Plan, as amended;

•	Registration Statement No. 333-175019, filed with the Commission on June 20, 2011 (as amended by Post-Effective Amendment No. 1, filed with the Commission on October 21, 2011), pertaining to the registration of the offering of Shares under the Advanced Cell Technology, Inc. 2004 Stock Option Plan, Advanced Cell Technology, Inc. 2004 Stock Option Plan II and the Advanced Cell Technology, Inc. 2005 Stock Incentive Plan;

•	Registration Statement No. 333-165757, filed with the Commission on March 29, 2010, pertaining to the registration of the offering of Shares under the Advanced Cell Technology, Inc. 2005 Stock Incentive Plan;

•	Registration Statement No. 333-162434, filed with the Commission on October 13, 2009, pertaining to the registration of the offering of Shares under the Advanced Cell Technology, Inc. 2005 Stock Incentive Plan;

•	Registration Statement No. 333-127726, filed with the Commission on August 19, 2005 (as amended by Post-Effective Amendment No. 1, filed with the Commission on November 21, 2005), pertaining to the registration of the offering of Shares under the Advanced Cell Technology, Inc. 2004 Stock Option Plan, the Advanced Cell Technology, Inc. 2004 Stock Option Plan II and the A.C.T. Holdings, Inc. 2005 Stock Incentive Plan; and

•	Registration Statement No. 333-109145, filed with the Commission on September 26, 2003, pertaining to the registration of the offering of Shares under the Compensation Agreements by and between the Company and each of Leonard W. Burningham, Esq. and Mark Johnson, both dated September 22, 2003.

On February 10, 2016, pursuant to the Agreement and Plan of Merger, dated as of November 10, 2015, by and among the Company, Astellas Pharma Inc., a company organized under the laws of Japan (“Astellas”) and Laurel Acquisition Inc., a Delaware corporation and an indirect wholly-owned subsidiary of Astellas (“Merger Sub”), Merger Sub merged with and into the Company (the “Merger”), with the Company surviving the Merger as an indirect wholly-owned subsidiary of Astellas.

In connection with the Merger, the Company has terminated any and all offerings of the Company’s securities pursuant to the Registration Statements. Accordingly, the Company hereby terminates the effectiveness of each Registration Statement and, in accordance with an undertaking made by the Company in Part II of each Registration Statement to remove from registration, by means of a post-effective amendment, any securities that had been registered for issuance but remain unsold at the termination of the offering, removes from registration any and all securities registered but unsold under each Registration Statement as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Marlborough, State of Massachusetts, on February 10, 2016.

Ocata Therapeutics, Inc.

By:	/s/ Stephen Knowles
Name:	Stephen Knowles
Title:	Treasurer

Note: Pursuant to Rule 478 of the Securities Act of 1933, as amended, no other person is required to sign this Post-Effective Amendment to the Registration Statements.